Exhibit 10.1

Harsco Corporation
350 Poplar Church Road
Camp Hill, PA 17011 USA
Phone: 717.763.7064
Fax: 717.763.6424
Web: www.harsco.com

March 20, 2013

F. N. Grasberger
180 Eshelman Road
Lancaster, PA 17601

Dear Nick:

On behalf of Harsco Corporation, I am pleased to confirm our offer of employment for the position of Chief Financial Officer at an annual base salary of $525,000 located in Camp Hill, Pennsylvania. Your responsibilities will be consistent with the discussions in your interviews and will include improvement in the overall Company financial performance, including growth in revenues and earnings as well as EVA improvement.

In addition to the base salary mentioned above, we will also provide the following as part of our offer:

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We are extending a one-time sign on bonus of $80,000.00. The bonus will be paid within the first 30 days of your employment. Payment is subject to applicable taxes and repayment on a pro-rated basis if you voluntarily terminate your employment or are terminated for cause within 18 months of receipt of each installment

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You will be eligible for an annual incentive award based on the achievement of Economic Value Added objectives set by Harsco's Board of Directors. The target award available to you will be 75% of your base earnings for the 2013 plan year, with a maximum award of 150% for the 2013 plan year. Your annual incentive in 2013 will be pro-rated based upon your start date, and participation is subject to the terms of the 2013 Equity Incentive and Compensation Plan (the “2013 Plan”), if the 2013 Plan is adopted by our shareholders in 2013 or the 1995 Executive Incentive Compensation Plan, as amended and restated to date (the “1995 Plan”) if the 2013 Plan is not approved by our shareholders in 2013. Plan design and payout criteria are reviewed periodically, are subject to change and are at the sole discretion of the Harsco Board of Directors.

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You will be eligible to participate in the Harsco Long-Term Incentive Plan (LTIP). Your annual LTIP value for 2013 will be 150% of your base pay. The 2013 Plan (or 1995 Plan if the 2013 Plan is not approved by our shareholders) grants a combination of restricted stock units and Stock Appreciation Rights for the 2013 plan year as outlined below:

Long Term Incentive	Proportion of Award	Vesting Schedule
Restricted Stock Units	1/3 of value	100% after three years
Stock Appreciation Rights	2/3 of value	20% per year

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In addition to your participation in the Harsco LTIP, you will be granted 5,000 restricted stock units in May 2013. The 5,000 restricted stock units will vest in full on the third anniversary of the grant date in May 2016.

Exhibit 10.1

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You will have a share ownership requirement of three (3) times your actual base salary. You will have five (5) years from your date of hire to meet your share ownership requirements. Participation is subject to the terms of the 2013 Plan (or 1995 Plan if the 2013 Plan is not approved by our shareholders). Plan design, share ownership requirements, participation and any grants in the LTIP are reviewed annually, are subject to change and are at the sole discretion of the Harsco Board of Directors.

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Incentive awards granted to you will be subject to Harsco's clawback policy, and to any additional clawback provisions that we may adopt in the future in accordance with regulations to be issued under the Dodd-Frank Wall Street Reform Act.

You will be eligible for health and welfare benefits described on the included attachment. Details of the benefits will be provided at orientation. On the specific subject of vacation, you will be granted 20 days pro-rated for 2013 and will remain at that level until reaching the next threshold in the policy. You will receive 2 personal days in 2013 and will follow policy going forward.

Please be aware that, since your position will involve significant access to Harsco confidential information and/or valuable business relationships, you will be required to sign the Harsco Confidentiality Agreement and the Harsco Non-Competition Agreement each of which is attached hereto, as a condition of our employment offer.

By signing below, you represent that your employment as Chief Financial Officer of Harsco will not conflict with, result in a breach of, or constitute a default under, any confidentiality or non-competition agreement or any employment agreement to which you are a party or to which you may be subject.

This offer is also contingent upon successful completion of a background check and drug screen, which must be accomplished prior to starting employment. Please have the drug screen completed at one of the facilities on the enclosed document. Remember to take the chain of custody form.

While we hope our relationship will be mutually beneficial, it needs to be emphasized that our relationship (as with all of our employees) is “at-will”, that is, you or the Company can end the relationship for any reason and at any time, with or without cause or advance notice.

We look forward to your formal acceptance of our offer so that you may begin your employment with Harsco. Please note your acceptance by signing and returning the enclosed copy of this letter. Should you have any questions, please contact Janet Hogan, VP and CHRO, at (717) 975-5660.

Sincerely,

/s/ Patrick Decker	/s/ F. Nicholas Grasberger, III	March 29, 2013
Patrick Decker	Accepted	Date
President and CEO

cc: Janet Hogan